Exhibit 99.1

News

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Third Quarter 2019 Results

WALTHAM, Mass. (October 23, 2019) - Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the third quarter ended September 28, 2019.

Third Quarter 2019 Highlights

•	Third quarter revenue increased 6% to $6.27 billion.

•	Third quarter GAAP diluted earnings per share (EPS) increased 7% to $1.88.

•	Third quarter adjusted EPS increased 12% to $2.94.

•
Launched innovative new products for clinical, life sciences and bioproduction applications, highlighted by the FDA-cleared Thermo Scientific TSQ Altis and Quantis MD mass spectrometers and the Vanquish MD HPLC for clinical diagnostic laboratories, a new Real-time PCR solution for respiratory pathogen detection, the Thermo Scientific Krios G4 compact electron microscope for structural biology and the Thermo Scientific TruBio Discovery bioproduction automation system.

•
Strengthened global capabilities to enhance our unique customer value proposition, including opening a new Center of Excellence for transplant diagnostics near Los Angeles and, in China, establishing a new Biosciences Customer Exploration Center in Shanghai and expanding our clinical trials logistics facility in Suzhou.

•
Completed acquisition of active pharmaceutical ingredient (API) manufacturing facility in Cork, Ireland, from GlaxoSmithKline (GSK) on September 30 to expand global capacity for API development and manufacturing services.

•	After quarter end, repurchased $750 million worth of shares and completed refinancing of $5.6 billion of debt.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”
"We’re pleased to continue our strong momentum in the third quarter, with excellent performance on the top and bottom line," said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “Our team executed very well and captured opportunities to gain share and drive growth.
“We continued to enhance our value proposition to be an even stronger partner for our customers. Among the highlights, we launched innovative new products across our analytical instrument, bioproduction and genetic sciences businesses. We further strengthened our global capabilities to support growth, opening new facilities in the U.S. and China. We were also pleased to close our acquisition of the GSK site in Ireland, significantly expanding our API manufacturing network to meet customer demand for our pharma services.”
Casper added, “With a strong nine months behind us, we are in a great position to deliver another excellent year.”

Third Quarter 2019

Revenue for the quarter grew 6% to $6.27 billion in 2019, versus $5.92 billion in 2018. Organic revenue growth was 7% and currency translation decreased revenue by 1%.

GAAP Earnings Results

GAAP diluted EPS in the third quarter of 2019 increased 7% to $1.88, versus $1.75 in the same quarter last year. GAAP operating income for the third quarter of 2019 grew to $0.95 billion, compared with $0.91 billion in the year-ago quarter. GAAP operating margin was 15.1%, compared with 15.4% in the third quarter of 2018.

Non-GAAP Earnings Results

Adjusted EPS in the third quarter of 2019 increased 12% to $2.94, versus $2.62 in the third quarter of 2018. Adjusted operating income for the third quarter of 2019 grew 9% compared with the year-ago quarter. Adjusted operating margin increased to 22.7%, compared with 22.1% in the third quarter of 2018.

2019 Guidance Update

Thermo Fisher is raising its 2019 revenue and earnings guidance primarily to reflect stronger operational performance and the benefits of refinancing activities, partially offset by a more adverse foreign exchange environment. The company is raising its revenue guidance to a new range of $25.34 to $25.50 billion versus its previous guidance of 25.30 to $25.50 billion. This would result in 4 to 5% revenue growth over 2018. The company is also raising its adjusted EPS guidance to a new range of $12.28 to $12.34, versus its previous guidance of $12.16 to $12.26, for 10 to 11% growth year over year.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Life Sciences Solutions Segment

In the third quarter of 2019, Life Sciences Solutions Segment revenue grew 13% to $1.70 billion, compared with revenue of $1.50 billion in the third quarter of 2018. Segment adjusted operating margin increased to 34.5%, versus 32.9% in the 2018 quarter.

Analytical Instruments Segment

Analytical Instruments Segment revenue grew 2% to $1.36 billion in the third quarter of 2019, compared with revenue of $1.33 billion in the third quarter of 2018. Segment adjusted operating margin increased to 23.0%, versus 22.0% in the 2018 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue was $0.88 billion in the third quarter of 2019, compared with revenue of $0.89 billion in the third quarter of 2018, reflecting the divestiture of the Anatomical Pathology business in June 2019. Segment adjusted operating margin increased to 25.3%, versus 25.0% in the 2018 quarter.

Laboratory Products and Services Segment

In the third quarter of 2019, Laboratory Products and Services Segment revenue grew 6% to $2.62 billion, compared with revenue of $2.47 billion in the third quarter of 2018. Segment adjusted operating margin was 11.6%, versus 12.1% in the 2018 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, the impact of significant tax audits or events and the results of discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, excluding net capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 3 to 20 years. Based on acquisitions closed through the end of the third quarter of 2019, adjusted EPS for full year 2019 will exclude approximately $3.31 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, the impact of significant tax audits or events (such as changes in deferred taxes from enacted tax rate changes or the estimated initial impacts of U.S. tax reform legislation), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, excluding net capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, October 23, 2019, at 8:30 a.m. Eastern time. To listen, dial (877) 273-7122 within the U.S. or (647) 689-5496 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, November 8, 2019.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of more than $24 billion and approximately 70,000 employees globally. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics, deliver medicines to market and increase laboratory productivity. Through our premier brands - Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services - we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers' capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to our recent or pending acquisitions may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Quarterly Report on Form 10-Q for the quarter ended June 29, 2019, which is on file with the SEC and available in the "Investors" section of our website under the heading "SEC Filings." While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (unaudited) (a)(b)
	Three Months Ended
	September 28,	% of	September 29,	% of
(In millions except per share amounts)	2019	Revenues	2018	Revenues

Revenues	$6,272		$5,920
Costs and Operating Expenses:
Cost of revenues (c)	3,384	54.0%	3,181	53.7%
Selling, general and administrative expenses (d)	1,230	19.6%	1,183	20.0%
Amortization of acquisition-related intangible assets	434	6.9%	431	7.3%
Research and development expenses	247	3.9%	240	4.1%
Restructuring and other costs (income), net (e)	31	0.5%	(27)	-0.5%
	5,326	84.9%	5,008	84.6%
Operating Income	946	15.1%	912	15.4%
Interest Income	52		41
Interest Expense	(164)		(162)
Other (Expense) Income, Net (f)	(12)		19
Income Before Income Taxes	822		810
Provision for Income Taxes (g)	(62)		(101)
Net Income	$760	12.1%	$709	12.0%

Earnings per Share:
Basic	$1.89		$1.76
Diluted	$1.88		$1.75
Weighted Average Shares:
Basic	401		402
Diluted	404		406

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$946	15.1%	$912	15.4%
Cost of Revenues Charges (Credits), Net (c)	5	0.1%	(1)	0.0%
Selling, General and Administrative Charges (Credits), Net (d)	7	0.1%	(4)	-0.1%
Restructuring and Other Costs (Income), Net (e)	31	0.5%	(27)	-0.5%
Amortization of Acquisition-related Intangible Assets	434	6.9%	431	7.3%
Adjusted Operating Income (b)	$1,423	22.7%	$1,311	22.1%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$760		$709
Cost of Revenues Charges (Credits), Net (c)	5		(1)
Selling, General and Administrative Charges (Credits), Net (d)	7		(4)
Restructuring and Other Costs (Income), Net (e)	31		(27)
Amortization of Acquisition-related Intangible Assets	434		431
Other Expense (Income), Net (f)	38		(5)
Benefit from Income Taxes (g)	(88)		(37)
Adjusted Net Income (b)	$1,187		$1,066

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$1.88		$1.75
Cost of Revenues Charges (Credits), Net of Tax (c)	0.01		0.00
Selling, General and Administrative Charges (Credits), Net of Tax (d)	0.01		(0.01)
Restructuring and Other Costs (Income), Net of Tax (e)	0.10		(0.06)
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.85		0.82
Other Expense (Income), Net of Tax (f)	0.08		(0.01)
Provision for Income Taxes (g)	0.01		0.13
Adjusted EPS (b)	$2.94		$2.62

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$1,117		$1,220
Purchases of Property, Plant and Equipment	(216)		(173)
Proceeds from Sale of Property, Plant and Equipment	6		3
Free Cash Flow	$907		$1,050

Segment Data	Three Months Ended
	September 28,	% of	September 29,	% of
(In millions)	2019	Revenues	2018	Revenues

Revenues
Life Sciences Solutions	$1,701	27.1%	$1,504	25.4%
Analytical Instruments	1,358	21.7%	1,333	22.5%
Specialty Diagnostics	879	14.0%	894	15.1%
Laboratory Products and Services	2,619	41.8%	2,470	41.7%
Eliminations	(285)	-4.6%	(281)	-4.7%
Consolidated Revenues	$6,272	100.0%	$5,920	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$586	34.5%	$495	32.9%
Analytical Instruments	311	23.0%	294	22.0%
Specialty Diagnostics	223	25.3%	223	25.0%
Laboratory Products and Services	303	11.6%	299	12.1%
Subtotal Reportable Segments	1,423	22.7%	1,311	22.1%

Cost of Revenues (Charges) Credits, Net (c)	(5)	-0.1%	1	0.0%
Selling, General and Administrative (Charges) Credits, Net (d)	(7)	-0.1%	4	0.1%
Restructuring and Other (Costs) Income, Net (e)	(31)	-0.5%	27	0.5%
Amortization of Acquisition-related Intangible Assets	(434)	-6.9%	(431)	-7.3%
GAAP Operating Income (a)	$946	15.1%	$912	15.4%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2019 and 2018 include $5 and $2, respectively, of charges for the sale of inventories revalued at the date of acquisition. Reported results in 2018 also include $3 of credits to conform the accounting policies of recently acquired businesses with the company's accounting policies.

(d) Reported results in 2019 and 2018 include i) $6 and $10, respectively, of certain third-party expenses, principally transaction/integration costs related to acquisitions and ii) $1 and $11, respectively, of income associated with product liability litigation. Reported results in 2019 also include $2 of accelerated depreciation on fixed assets to be abandoned due to integration synergies and facility consolidations. Reported results in 2018 also include $3 of credits from changes in estimates of contingent acquisition consideration.

(e) Reported results in 2019 and 2018 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2019 include net charges of $19 associated with sales of businesses in prior periods, including post-closing adjustments. Reported results in 2018 include $52 of credits from litigation and $1 of hurricane response costs.

(f) Reported results in 2019 include $42 of losses on the early extinguishment of debt, and $1 of net charges for the settlement/curtailment of pension plans, offset in part by $5 of net gains from investments. Reported results in 2018 include $6 of net gains from investments and $1 of net charges for the settlement/curtailment of pension plans.

(g) Reported provision for income taxes includes i) $93 and $89 of incremental tax benefit in 2019 and 2018, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $5 and $5 in 2019 and 2018, respectively, of incremental tax provision from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes; and iii) $47 of incremental tax provision in 2018, principally to adjust the impacts of U.S. tax reform legislation based on new guidance/regulations issued during the period.

Notes:
Consolidated depreciation expense is $141 and $132 in 2019 and 2018, respectively.

Consolidated Statement of Income (unaudited) (a)(b)
	Nine Months Ended
	September 28,	% of	September 29,	% of
(In millions except per share amounts)	2019	Revenues	2018	Revenues

Revenues	$18,713		$17,851
Costs and Operating Expenses:
Cost of revenues (c)	10,045	53.7%	9,536	53.4%
Selling, general and administrative expenses (d)	3,722	19.9%	3,613	20.2%
Amortization of acquisition-related intangible assets	1,285	6.8%	1,316	7.4%
Research and development expenses	741	4.0%	716	4.0%
Restructuring and other (income) costs, net (e)	(442)	-2.4%	35	0.2%
	15,351	82.0%	15,216	85.2%
Operating Income	3,362	18.0%	2,635	14.8%
Interest Income	179		92
Interest Expense	(534)		(495)
Other Income, Net (f)	25		18
Income Before Income Taxes	3,032		2,250
Provision for Income Taxes (g)	(338)		(210)
Net Income	$2,694	14.4%	$2,040	11.4%

Earnings per Share:
Basic	$6.73		$5.07
Diluted	$6.68		$5.03
Weighted Average Shares:
Basic	400		402
Diluted	403		406

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$3,362	18.0%	$2,635	14.8%
Cost of Revenues Charges (c)	16	0.1%	7	0.0%
Selling, General and Administrative Charges, Net (d)	54	0.3%	7	0.0%
Restructuring and Other (Income) Costs, Net (e)	(442)	-2.4%	35	0.2%
Amortization of Acquisition-related Intangible Assets	1,285	6.8%	1,316	7.4%
Adjusted Operating Income (b)	$4,275	22.8%	$4,000	22.4%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$2,694		$2,040
Cost of Revenues Charges (c)	16		7
Selling, General and Administrative Charges, Net (d)	54		7
Restructuring and Other (Income) Costs, Net (e)	(442)		35
Amortization of Acquisition-related Intangible Assets	1,285		1,316
Other Expense, Net (f)	31		4
Benefit from Income Taxes (g)	(91)		(215)
Adjusted Net Income (b)	$3,547		$3,194

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$6.68		$5.03
Cost of Revenues Charges, Net of Tax (c)	0.03		0.01
Selling, General and Administrative Charges, Net of Tax (d)	0.10		0.01
Restructuring and Other (Income) Costs, Net of Tax (e)	(0.62)		0.07
Amortization of Acquisition-related Intangible Assets, Net of Tax	2.50		2.54
Other Expense, Net of Tax (f)	0.06		0.01
Provision for Income Taxes (g)	0.05		0.20
Adjusted EPS (b)	$8.80		$7.87

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$3,060		$2,742
Purchases of Property, Plant and Equipment	(637)		(474)
Proceeds from Sale of Property, Plant and Equipment	18		6
Free Cash Flow	$2,441		$2,274

Segment Data	Nine Months Ended
	September 28,	% of	September 29,	% of
(In millions)	2019	Revenues	2018	Revenues

Revenues
Life Sciences Solutions	$5,018	26.8%	$4,572	25.6%
Analytical Instruments	4,004	21.4%	3,901	21.9%
Specialty Diagnostics	2,779	14.9%	2,773	15.5%
Laboratory Products and Services	7,765	41.5%	7,433	41.6%
Eliminations	(853)	-4.6%	(828)	-4.6%
Consolidated Revenues	$18,713	100.0%	$17,851	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$1,756	35.0%	$1,534	33.5%
Analytical Instruments	879	22.0%	831	21.3%
Specialty Diagnostics	707	25.5%	719	25.9%
Laboratory Products and Services	933	12.0%	916	12.3%
Subtotal Reportable Segments	4,275	22.8%	4,000	22.4%

Cost of Revenues Charges (c)	(16)	-0.1%	(7)	0.0%
Selling, General and Administrative Charges, Net (d)	(54)	-0.3%	(7)	0.0%
Restructuring and Other Income (Costs), Net (e)	442	2.4%	(35)	-0.2%
Amortization of Acquisition-related Intangible Assets	(1,285)	-6.8%	(1,316)	-7.4%
GAAP Operating Income (a)	$3,362	18.0%	$2,635	14.8%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2019 and 2018 include $16 and $10 respectively, of charges for the sale of inventories revalued at the date of acquisition. Reported results in 2018 also include $3 of credits to conform the accounting policies of recently acquired businesses with the company's accounting policies.

(d) Reported results in 2019 and 2018 include i) $54 and $22, respectively, of certain third-party expenses, principally transaction/integration costs related to acquisitions and a divestiture, ii) $1 and $11, respectively, of income associated with product liability litigation and iii) $3 and $4 of credits from changes in estimates of contingent acquisition consideration. Reported results in 2019 also include $4 of accelerated depreciation on fixed assets to be abandoned due to integration synergies and facility consolidations.

(e) Reported results in 2019 and 2018 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2019 include $486 of gain principally on sale of the Anatomical Pathology business and $6 of charges for impairment of acquired technology in development. Reported results in 2018 include $46 of net credits from litigation and $5 of hurricane response costs.

(f) Reported results in 2019 include $42 of losses on the early extinguishment of debt and $2 of net charges for the settlement/curtailment of pension plans offset in part by $13 of gains from investments. Reported results in 2018 include $2 of net gains from investments, $3 of losses on the early extinguishment of debt and $3 of net charges for the settlement/curtailment of pension plans.

(g) Reported provision for income taxes includes i) $109 and $297 of incremental tax benefit in 2019 and 2018, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $16 and $14 in 2019 and 2018, respectively, of incremental tax provision from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes; and iii) $2 and $68 of incremental tax provision in 2019 and 2018, respectively, principally to adjust the impacts of U.S. tax reform legislation based on new guidance/regulations issued during the period.

Notes:
Consolidated depreciation expense is $416 and $393 in 2019 and 2018, respectively.

Condensed Consolidated Balance Sheet (unaudited)

	September 28,	December 31,
(In millions)	2019	2018

Assets
Current Assets:
Cash and cash equivalents	$1,273	$2,103
Accounts receivable, net	4,384	4,136
Inventories	3,308	3,005
Other current assets	1,549	1,381
Total current assets	10,514	10,625
Property, Plant and Equipment, Net	4,420	4,165
Acquisition-related Intangible Assets	14,311	14,978
Other Assets	1,860	1,117
Goodwill	25,624	25,347
Total Assets	$56,729	$56,232

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$661	$1,271
Other current liabilities	5,183	4,876
Total current liabilities	5,844	6,147
Other Long-term Liabilities	5,138	4,780
Long-term Obligations	16,392	17,719
Total Shareholders' Equity	29,355	27,586
Total Liabilities and Shareholders' Equity	$56,729	$56,232

Condensed Consolidated Statement of Cash Flows (unaudited)

	Nine Months Ended
	September 28,	September 29,
(In millions)	2019	2018

Operating Activities
Net income	$2,694	$2,040

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,701	1,709
Change in deferred income taxes	(356)	(317)
Gain on sales of businesses	(486)	—
Other non-cash expenses, net	261	214
Changes in assets and liabilities, excluding the effects of acquisitions and disposition	(754)	(904)
Net cash provided by operating activities	3,060	2,742

Investing Activities
Acquisitions, net of cash acquired	(1,687)	(59)
Purchases of property, plant and equipment	(637)	(474)
Proceeds from sale of property, plant and equipment	18	6
Proceeds from sale of business, net of cash divested	1,128	—
Other investing activities, net	30	(5)
Net cash used in investing activities	(1,148)	(532)

Financing Activities
Net proceeds from issuance of debt	—	690
Repayment of debt	(1,702)	(2,048)
Net proceeds from issuance of commercial paper	2,581	3,378
Repayment of commercial paper	(2,578)	(3,842)
Purchases of company common stock	(750)	(250)
Dividends paid	(221)	(198)
Net proceeds from issuance of company common stock under employee stock plans	115	97
Other financing activities, net	(49)	(51)
Net cash used in financing activities	(2,604)	(2,224)

Exchange Rate Effect on Cash	(120)	(236)
Decrease in Cash, Cash Equivalents and Restricted Cash	(812)	(250)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	2,117	1,361
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,305	$1,111

Free Cash Flow (a)	$2,441	$2,274

(a) Free cash flow is net cash provided by operating activities less net purchases of property, plant and equipment.